EXHIBIT 99.1

CONTACT: Victor J. Galán, Chairman of the Board and Chief Executive Officer

PHONE #: (787) 766-8301

FOR RELEASE IMMEDIATELY

R&G FINANCIAL CORPORATION ANNOUNCES TRANSACTION WITH UBS AND CLARIFIES PRIOR REPORTED MATTER.

San Juan, Puerto Rico, October 12, 2006 — R-G Financial Corporation (NYSE symbol: RGF) announced today that the Company signed a definitive agreement for the sale of certain assets of the retail brokerage business of R-G Investments Corporation, its wholly-owned securities broker-dealer subsidiary in Puerto Rico, to UBS Financial Services Incorporated of Puerto Rico. Closing of the transaction, which has been approved by the National Association of Securities Dealers, is subject to customary closing conditions. The parties expect the transaction to close in the next few days.

In disposing of the assets of the retail brokerage business, R-G Investments Corporation will work with UBS Financial Services Incorporated of Puerto Rico to facilitate the transfer of assets, client accounts and personnel to UBS Financial Services Incorporated of Puerto Rico. R-G Investments Corporation expects to continue operating as a broker-dealer for the purpose of winding up its operations until the first half of 2007.

The agreement provides for cash consideration based on the value of the assets in the customer accounts being transferred, with a portion to be paid at the time of the account transfers and additional cash consideration to be paid over a four-year period after the closing, based on the value of the assets in the transferred accounts during such four-year period. Upon completion of the transaction, the consideration received from the sale, plus existing capital of approximately $10.0 million after payment of expenses associated with winding up R-G Investments Corporation’s operations will be transferred to the Company to further support the Company’s core banking business.

Additionally, R-G Premier Bank, the Company’s Puerto Rico banking subsidiary, and UBS Financial Services Incorporated of Puerto Rico expect to enter into a branch network agreement whereby R-G Premier Bank can refer customers to UBS Financial Services Incorporated of Puerto Rico to be serviced for their investment needs. Upon entering into this agreement, UBS Financial Services Incorporated of Puerto Rico financial advisors will be available at designated R-G Premier Bank branch locations in Puerto Rico.

In addition, the Company also wishes to comment on statements attributed to Jose Diaz, the President of RGPB, which appeared in an article in the October 5, 2006 issue of El Nuevo Dia. The article concerned the unwinding of certain mortgage loan sale transactions between the Company and other local financial institutions and the status of the restatement of the Company’s consolidated financial statements for the years ended December 31, 2002 through 2004. The article attributed certain remarks to Mr. Diaz regarding the reasons for the delay in the restatement process and the status of the Company’s amended Annual Report on Form 10-K/A for the year ended December 31, 2004. The remarks attributed to Mr. Diaz in the article were not accurate, and do not reflect the views of the Company, its board of directors or its Audit Committee. The Company specifically disclaims such statements. The statements attributed to Mr. Diaz should not be taken to modify the Company’s previously made disclosure with regard to the status of the restatement and the timing of its completion.

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The Company, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly owned subsidiaries, Premier Bank, Crown Bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, RGIC, and R-G Insurance Corporation, its Puerto Rico insurance agency. At June 30, 2006 the Company operated 37 bank branches in Puerto Rico, 35 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 49 mortgage offices in Puerto Rico, including 37 facilities located within Premier Bank’s banking branches.

FORWARD LOOKING STATEMENTS

This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.